Nicor Inc.
Form 8-K
Exhibit 10.07

NICOR INC. 2010 LONG-TERM INCENTIVE PROGRAM

This 2010 Long-Term Incentive Program was approved at the March 2010 meeting of the Compensation Committee, along with the program participants and awards.

Following is a description of the 2010 Long-Term Incentive Program.  Nicor Inc. (the “Company”) will make use of a combination of performance units and restricted stock units.  The Company may also provide awards of stock options and restricted stock in select circumstances.  Grants of performance units and restricted stock units for the 2010 Long-Term Incentive Program will be made from, and are subject to the terms of, the 2006 Long Term Incentive Plan.

Award Agreements

All awards will be evidenced by an agreement between the Company and the award recipient in a form approved by the Compensation Committee.  In the event of a conflict between the description of the awards contained herein and the terms of the form award agreements approved by the Compensation Committee, the terms of the agreements shall govern.

Description of Restricted Stock Units

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Restricted stock units give the employee the right to receive shares of stock at a designated time or event in the future.  The participant holding restricted stock units will have the right to receive dividend equivalent rights, which are equal to the amount of dividends that would be paid on the restricted shares, as if such shares were outstanding.

•	Restricted stock units will vest and the shares of Nicor stock will be delivered on the fourth anniversary of date of grant.

Description of Performance Units

•	Each performance unit equals $1.00 and total units are a percentage of base salary at the time of the award.

•	Performance units pay out based on total shareholder return over a three-year performance period.

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Performance units will pay out in cash, unless a participant in the Stock Deferral Plan elects to defer up to 50% of their payout into that plan.  Deferral elections must meet the guidelines and timing of the Stock Deferral Plan to be effective.

How Performance Unit Payouts are Determined

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All performance units pay out at the end of a three-year performance period.  Payouts generally will be made as soon as practicable following the end of the performance period, but not later than December 31 of the calendar year following the end of the performance period.

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The payout is based on a measure of relative total shareholder return (TSR).  Nicor’s TSR will be measured as the change in share price over the three-year period plus dividends granted over that period.  For the measurement of Nicor share price, rather than focusing on a single-day’s price, the average of the closing share prices over a 20-day period will be used for the base and ending TSRs.

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The performance measure and multiplier (described below) is based on the Nicor TSR over the performance period, as compared to the performance of the companies in a utility industry peer group (S&P MidCap 400 Utility group).

•	The following schedule shall be used to determine the Performance Multiplier:

Performance Unit Multiplier Schedule
Nicor TSR Ranking*	Payout Multiple
(% of Target)
90th Percentile or higher	200%
50th Percentile	100%
25th Percentile	25%
Below 25th Percentile	0%

* Values between the data points will be interpolated.

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In the event that Nicor’s relative performance results in above-target PCU award payout, though absolute performance over the same three-year period is negative, the Committee has the discretion to reduce the payout to no less than the target award.

Description of Stock Options (granted under special circumstances only)

•	Option exercise price set at the fair market value on date of grant.

•	Options vest after one year and are generally exercisable at the end of three years.

•	Options expire ten years from date of grant.

•	Options will be non-qualified stock options.

Description of Restricted Stock (granted under special circumstances only)

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Restricted Stock – actual shares of common stock, which are subject to restrictions on receipt and transfer and are forfeitable in the event the employee leaves the Company prior to vesting.  The participant holding restricted stock shall have all of the rights of a common shareholder, including the right to vote the shares and receive all dividends paid on such shares.

•	Restricted stock and deferred restricted stock will vest at the end of four years of employment from the date of grant.

Transferability

With Committee approval, restricted stock units, performance units, stock options and restricted stock may be transferred for no consideration to or for the benefit of the participant’s immediate family as defined in the plan.  All terms and conditions remain applicable after transfer.

Termination Provisions

In the case of death, disability or retirement for all participants, excluding employees of Tropical Shipping:

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Unvested performance units held for more than one year (as of the date of death, disability or retirement) will be eligible for payout at the end of the performance period based on the normal per-unit performance/pay out guidelines.  The award will not be prorated.

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Unvested restricted stock units held for more than one year (as of the date of death, disability or retirement) will vest and the stock will be paid on the earlier of separation from service or the fourth anniversary of grant date.

•	All stock options held for more than one year (as of the date of death, disability or retirement) will be immediately exercisable. Stock options held less than one year will be forfeited.

•	Stock options will remain exercisable for ten years after the date of grant.

•	Unvested restricted stock held for more than one year from date of grant will vest upon death or disability, but not retirement.

•	Unvested restricted stock at retirement will be forfeited, unless the Committee chooses to exercise discretion and accelerate vesting for all or part of the unvested award.

In the case of death, disability or retirement for all participants who are employees of Tropical Shipping:

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Unvested performance units held for more than one year (as of the date of death or disability) will be eligible for a prorated payout.  The proration will be based on (i) a Total Shareholder Return Performance Multiplier of 100% and (ii) the total number of full months employed during the performance period.

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Unvested performance units held for more than one year (as of the date of retirement) will be eligible for payout only at the sole discretion of the Committee.  The Committee will have sole discretion to determine the (i) Total Shareholder Return Performance Multiplier and (ii) the number of Performance Cash Units, or a portion thereof, deemed vested.

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Unvested restricted stock units held for more than one year (as of the date of death or disability) will vest and the stock will be paid on the earlier of separation from service or the fourth anniversary of grant date.

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Unvested restricted stock units held for more than one year (as of the date of retirement) will be forfeited, unless the Committee chooses to exercise discretion and accelerate vesting for all or part of the unvested award.  The stock for these awards will be paid on the earlier of separation from service or the fourth anniversary of grant date.

•	All stock options held for more than one year (as of the date of death, disability or retirement) will be immediately exercisable. Stock options held less than one year will be forfeited.

•	Stock options will remain exercisable for ten years after the date of grant.

•	Unvested restricted stock held for more than one year from date of grant will vest upon death or disability, but not retirement.

•	Unvested restricted stock at retirement will be forfeited, unless the Committee chooses to exercise discretion and accelerate vesting for all or part of the unvested award.

In the case of termination of employment for any other reason, unvested awards will be forfeited unless the Compensation Committee chooses to override this policy:

•	Unvested restricted stock units held for less than four years are immediately forfeited.

•	Performance units held less than three years are immediately forfeited.

•	Stock options held less than one year are immediately forfeited.

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Stock options held for one year or longer will be exercisable, with the remaining term limited to three months after the date of termination.  After this date, all unexercised options will expire and be immediately cancelled.

•	Restricted stock held for less than four years are immediately forfeited.

Nicor Human Resources
March 2010